                                                                    Exhibit 99.1


                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                 Financial Statements and Supplemental Schedule

                           December 31, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                                Table of Contents


                                                                            Page
Independent Auditors' Report                                                   1

Statements of Net Assets Available for Plan Benefits as of December 31,
     2001 and 2000                                                             2

Statements of Changes in Net Assets Available for Plan Benefits - Years
     ended December 31, 2001 and 2000                                          3

Notes to Financial Statements                                                  4

Schedule H, Line 4i - Schedule of Assets (Held at End of Year) -
     December 31, 2001                                                         9

                          Independent Auditors' Report

The Plan Administrator and Trustee
American Software, Inc.
401(k) Profit Sharing Plan:


We have audited the accompanying statements of net assets available for plan benefits of American Software, Inc. 401(k) Profit Sharing Plan (the Plan) as of December 31, 2001 and 2000 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2001 and 2000 and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP
Atlanta, Georgia
May 17, 2002

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN
              Statements of Net Assets Available for Plan Benefits
                           December 31, 2001 and 2000

                                                                 2001             2000
                                                            --------------   --------------
Assets:
  Investments:
    American Software, Inc. common stock                   $        62,160           36,882
    Mutual funds (note 3)                                       29,129,697       34,298,028
    Loans to participants                                          263,404          237,611
                                                            --------------   --------------
             Total investments                                  29,455,261       34,572,521

  Employer contributions receivable                                 52,625           88,793
  Employee contributions receivable                                 97,174          123,066
                                                            --------------   --------------
             Net assets available for plan benefits        $    29,605,060       34,784,380
                                                            ==============   ==============

See accompanying notes to financial statements.

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN
         Statements of Changes in Net Assets Available for Plan Benefits
                     Years ended December 31, 2001 and 2000

                                                                   2001           2000
                                                               ------------   ------------
Additions to (depreciation of) net assets attributed to:
  Employer contributions                                      $     285,228        406,619
  Employee contributions                                          2,038,459      2,855,675
  Employee rollover contributions                                    22,240        134,437
  Interest and dividends                                            449,167      3,366,626
  Interest on loans to participants                                  15,158         21,305
  Net depreciation in fair value of investments (note 6)         (4,334,735)    (8,226,204)
                                                               ------------   ------------
             Total decreases                                     (1,524,483)    (1,441,542)
                                                               ------------   ------------
Deductions from net assets attributed to:
  Benefits paid to participants                                   3,652,378      6,019,404
  Administrative expenses                                             2,459         16,058
                                                               ------------   ------------
             Total deductions                                     3,654,837      6,035,462
                                                               ------------   ------------
             Net change                                          (5,179,320)    (7,477,004)
Net assets available for plan benefits at beginning of year      34,784,380     42,261,384
                                                               ------------   ------------
Net assets available for plan benefits at end of year         $  29,605,060     34,784,380
                                                               ============   ============

See accompanying notes to financial statements.

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000


(1)  The Plan

     The following description of the American Software, Inc. 401(k) Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan agreement, as restated and amended, for a more complete description of the Plan's provisions. The Company intends to continue the Plan but reserves the right to amend, modify, or restate the Plan from time to time and to suspend, terminate, or discontinue contributions under the Plan. If the Plan is terminated, benefits will be distributed in accordance with provisions of the Plan.

     (a)  General

          The Plan is a defined contribution plan covering all full-time employees of American Software, Inc. and its subsidiaries (the Company). In December 1997, the Plan was amended by changing the service requirement from one year of service to no service requirement. It is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the Plan is to provide eligible employees of the Company a qualified retirement plan which meets the requirements of Section 401(k) of the Internal Revenue Code with respect to which contributions will be excluded from the employee's income.

     (b)  Contributions

          Participants may elect to contribute 1% to 15% of their annual compensation to the Plan (subject to the limitations of Section 401(k) of the Internal Revenue Code). The Company's profit sharing contribution to the Plan is determined at the discretion of the Board of Directors. Effective January 1, 1999, the Plan was amended whereby the Company makes matching contributions equal to 25% of the first 6% of eligible compensation contributed by the participant. In no event shall the annual contributions (i.e., participant and Company contributions) made with respect to a participant under all defined contribution plans maintained by the Company, together with forfeitures allocated to that participant, exceed the lesser of $30,000 or 25% of the participant's annual compensation (see note 7). Participant contributions may be invested in one or more of the investment options available under the Plan.

     (c)  Participant Rollovers

          Employees are allowed, under the provisions of the Plan, to transfer to the Plan account balances from other eligible retirement plans with the consent of the plan administrator and provided that the transfer will not jeopardize the tax-exempt status of the Plan.

     (d)  Participant Accounts

          Each participant's account is credited with the participant's contribution, if any, and an allocation of (a) the Company's contribution, if any, and (b) Plan earnings (loss). Allocations are based on participant earnings or account balances, as defined. Forfeitures of terminated participants' nonvested accounts are retained in the Plan and used to reduce future Company contributions.

                                       4                             (Continued)

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000


     (e)  Vesting

          Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. For employer matching contributions, participants vest 25% per year after years one, two, and three, and are 100% vested after four years of credited service. For employer profit sharing contributions, participants vest 20% per year after years two, three, four, and five and are 100% vested after six years of credited service.

          Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time, subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their accounts.

     (f)  Payment of Benefits

          Upon termination of service, retirement, or reaching age 59-1/2, a participant may elect to receive either a lump-sum amount equal to the value of his or her account or a series of approximately equal installments for a specified period of time not exceeding the participant's life expectancy if the account exceeds $5,000. The Plan also provides for death benefits to the participant's beneficiary equal to the amount in the participant's account and disability benefits to the participant equal to the amount in the participant's account if the participant becomes totally and permanently disabled. In addition, the Plan provides for hardship withdrawals as defined in the Plan.

     (g)  Participant Loans

          The Plan provides for loans against a participant's account from $1,000 to $50,000 but limited to 50% of the participant's account balance. Participants can apply for one loan per year and are limited to one loan outstanding. Loans bear interest at a rate determined by the Plan. Loans are repayable over a one to five-year period unless for the purchase of a principal residence which is repayable over a 10-year period. Loans are repayable upon death, disability, or termination of employment.

(2)  Summary of Significant Accounting Policies

     (a)  Basis of Accounting

          The accounts are maintained, and the accompanying financial statements are presented, on the accrual basis of accounting.

     (b)  Investment Valuation and Income Recognition

          Investments in American Software, Inc. common stock and mutual funds are carried at fair value as determined by the Trustee of the Plan based primarily on the latest nationally quoted market prices. Loans to participants are interest-bearing and stated at cost, which based on discounted cash flows, approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

                                       5                             (Continued)

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000


     (c)  Payment of Benefits

          Benefits are recorded when paid.

                                       6                             (Continued)

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000


     (d)  Use of Estimates

          Management of the Plan has made a number of estimates and assumptions relating to the reporting of assets, liabilities and changes therein, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

(3)  Investments

     The fair values of investments that represent 5% or more of the Plan's net assets are as follows:

                                                              December 31
                                                      --------------------------
                                                          2001          2000
                                                      ------------  ------------

     Mutual Funds:
       Fidelity Retirement Government Money Market   $   3,919,723     3,095,778
       Fidelity Blue Chip Growth                         6,925,188     9,226,590
       Fidelity Magellan                                 4,793,477     5,647,647
       Fidelity Fund                                     3,564,553     4,509,911
       Fidelity Capital Appreciation                     1,962,565     2,164,550
       Fidelity OTC Portfolio                            2,748,448     4,009,302

(4)  Income Tax Status

     The Plan has obtained a determination letter from the Internal Revenue Service stating that the Plan qualifies under the appropriate section of the Internal Revenue Code (IRC) and, therefore, is not subject to tax under present income tax law. Once qualified, the Plan sponsor is required to operate in conformity with the IRC to maintain its qualification. The Plan sponsor believes that the Plan continues to qualify and to operate as designed.

(5)  Administrative Expenses

     Substantially all legal, accounting, and administrative fees related to the Plan are paid by the Company. Administrative expenses paid by the Plan represent fees paid to the trustee for trust services.

(6)  Net (Depreciation) Appreciation in Fair Value of Investments

     Investments held by the Plan had net (depreciation) appreciation in fair value during the years ended December 31, 2001 and 2000 as follows:

                                                         2001           2000
                                                     ------------  ------------

     American Software, Inc. common stock            $     25,279      (205,914)
     Mutual funds                                      (4,360,014)   (8,020,290)
                                                     ------------  ------------

                                                     $ (4,334,735)   (8,226,204)
                                                     ============  ============

                                       7                             (Continued)

(7)  Subsequent Event

     The Plan was amended, effective January 1, 2002, whereby the Company will no longer make matching contributions equal to 25% of the first 6% of eligible compensation contributed by the participant. The Plan was further amended to allow the Company to make a discretionary matching contribution at a rate to be determined by the Company.

                             AMERICAN SOFTWARE, INC.
                           401(k) PROFIT SHARING PLAN

         Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

                                December 31, 2001

                                                        Description of                Current
          Identity of issue                               investment                   value
---------------------------------------------  -------------------------------   ----------------
Common stock:
  *American Software, Inc.                                       26,793 shares  $          62,160
                                                                                 ----------------
Mutual funds:
  *Fidelity Fund                                             123,426.345 units          3,564,553
  *Fidelity Magellan                                          45,993.828 units          4,793,477
  *Fidelity Intermediate Bond                                129,291.216 units          1,334,285
  *Fidelity OTC Portfolio                                     88,176.057 units          2,748,448
  *Fidelity Overseas                                          20,387.530 units            559,026
  *Fidelity Capital Appreciation                              95,501.943 units          1,962,565
  *Fidelity Blue Chip Growth                                 161,275.913 units          6,925,188
  *Fidelity Asset Manager Portfolio                           68,459.068 units          1,061,116
  *Fidelity International Bond                                24,686.571 units            196,999
  *Fidelity Retirement Government
     Money Market                                          3,919,723.290 units          3,919,723
  *Fidelity Real Estate Investment
     Trust                                                    15,864.228 units            293,805
  *Fidelity Contrafund                                        12,088.900 units            517,042
  *Fidelity Small Capital Stock                               25,833.898 units            434,009
  *Fidelity Europe Capital
     Appreciation                                              5,736.084 units             94,645
  *Fidelity Latin American                                       873.022 units             10,485
  *Fidelity Southeast Asia                                     2,791.603 units             30,652
  *Fidelity Balanced                                          23,974.070 units            357,214
   Morgan Stanley Emerging
     Market Portfolio                                          4,955.920 units             53,227
  *Fidelity Japan                                              6,827.072 units             62,126
   Invesco High Yield                                         57,838.958 units            211,112
                                                                                 ----------------
            Total mutual funds                                                         29,129,697
                                                                                 ----------------
Loans to participants:
  American Software Loan Fund                     Loans with terms of 1-10
                                                  years with interest rates
                                                  ranging from 9.25% to 10.00%            263,404
                                                                                 ----------------
            Total investments                                                   $      29,455,261
                                                                                 ================

*Represents a party-in-interest to the Plan.


See accompanying independent auditors' report.

                                       9